SUB-ITEM 77D

         MFS Global Growth Fund, a series of MFS Series Trust VIII, replaced in its entirety the second paragraph in the "Principle Investment Policies" section of its prospectus, as contained in Post-Effective Amendment No. 23 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities Exchange Commission via EDGAR on February 27, 2004, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

         MFS Strategic Income Fund, a series of MFS series Trust VIII, added language to the U.S. Government securities disclosure and to the credit risk disclosure as described in the "Principle Risks" section of its prospectus as contained in Post-Effective Amendment No. 23 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities Exchange Commission via EDGAR on February 27, 2004, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.